Exhibit 10.4

FIRST AMENDMENT TO LICENSED MEDICAL MARIJUANA FACILITY TRIPLE NET (NNN) LEASE AGREEMENT

This First Amendment to the Licensed Medical Marijuana Facility Triple Net (NNN) Lease Agreement (the “Amendment”) is made this 31st day of May 2020 (the “Effective Date”), by and between Kingman Property Group, LLC (“Landlord”) and CJK, Inc. (“Tenant”), collectively (the “Parties”).

RECITALS

A. The Parties entered into a Licensed Medical Marijuana Facility Triple Net (NNN) Lease Agreement dated May 1, 2018 (the “Lease”) for the premises commonly known as 2095 Northern Avenue, Kingman, Arizona 86409 (the “Premises”).

B. The parties hereto desire to amend the Lease in accordance with the terms below as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for good and valuable consideration, the sufficiency and receipt of which are acknowledged, the parties agree as follows:

AMENDMENT

1. Defined Terms. Terms in this Amendment shall have the same meaning as such terms have in the Lease unless otherwise noted in this Amendment.

2. Amendment.

a. The following is added to the last paragraph of the Licensed Marijuana Facility Provisions:

Under no circumstances shall any advisory fees be due and payable by Tenant to Landlord under this Lease and such advisory fees shall only be due and payable pursuant to the terms of the CASA.

b. The following is added to the end of Section 2.01(c) of the Lease:

Any increase in the Rentable Area of the Premises, as reasonably determined by Landlord and Tenant in accordance with this Section, shall result in an increase in all amounts calculated based on the same, including, without limitation, Base Rent. The parties shall execute an amendment to this Lease reflecting said increase. Any increase in the Rentable Area of the Premises under this Lease shall be effective as of the earlier of (1) issuance of a certificate of occupancy for any such increased Rentable Area of the Premises, or (2) Tenant’s commencement of operations in such portion of the Premises.

c. A new Section 4.02 is added to the Lease as follows:

4.02 Tenant’s Termination Right

If there is any change in Laws such that the dispensing, sale or cultivation of marijuana upon the Premises is prohibited or materially and adversely affected as mutually and reasonably determined by Landlord and Tenant, Tenant may elect to terminate this Lease by delivering written notice of such termination with the Termination Payment to Landlord (the “Notice”) and such termination shall be effective no sooner than thirty (30) days thereafter. If the Notice is not accompanied by the Termination Payment, termination will be effective no sooner than thirty (30) days following delivery to Landlord of the Termination Payment. For purposes of this Lease, the term “Termination Payment” shall mean the sum of (i) any unpaid Rent which has been earned at the time of such termination plus interest at the rates contemplated by this Lease; plus (ii) five percent (5%) of the Base Rent which would have been earned after termination for the balance of the Term.

d. Section 7.06 to the Lease is deleted in its entirety and replaced with the following:

7.06 Indemnification

(a)	Tenant, as a material part of the consideration to be rendered to Landlord, hereby agrees to indemnify, protect, reimburse, defend and hold Landlord, Landlord's managing agent and Lender, the Premises and the Project harmless for, from and against (i) any and all liability, penalties, losses, damages, costs and expenses, demands, causes of action, claims, obligations, judgments or appeals arising from any act or omission of Tenant or of Tenant’s officers, employees, agents, servants, subtenants, concessionaires, licensees, contractors or invitees, including any injury to any person or persons or any damage to any property, and/or resulting from any breach or default in the performance of any obligation to be performed by Tenant hereunder, and (ii) for, from and against all costs and charges, including reasonable attorneys' and other reasonable professional fees, incurred in and about any of such matters and the defense of any action arising out of the same or in discharging the Project, the Property, the Building and/or Premises, or any part or any thereof, from any and all liens, charges or judgments which may accrue or be placed thereon by reason of any act or omission of Tenant but not the acts or omissions of Landlord.

(b)	In no event shall Landlord, its agents, employees and/or contractors be liable for any personal injury or death or property damage caused by other lessees or their agents, as the case may be, or caused by public or quasi-public work, or for consequential damages arising out of any loss of the use of the Premises or any equipment or facilities therein by Tenant or any person claiming through or under Tenant.

(c)	Landlord hereby agrees to indemnify, protect, reimburse, defend and hold Tenant harmless for, from and against any and all liability, penalties, losses, damages, costs and expenses, demands, causes of action, claims, obligations, judgments or appeals arising from any gross negligence or willful misconduct of Landlord or of Landlord’s officers, employees, agents, servants, or contractors but not arising from the acts or omissions of Tenant.

e. The sixth sentence of Section 9.01 of the Lease is deleted in its entirety.

f. Section 11.01 of the Lease is deleted in its entirety and replaced with the following:

11.01 Reconstruction

If the Building or Premises is damaged or destroyed during the Term, subject to the additional terms of this Lease, Landlord shall repair or rebuild the Building/Premises, in which event Tenant shall assign all insurance proceeds to Landlord and pay to Landlord, on demand, the amount of any deductible applicable under such insurance policy for the repair and restoration of the Building/Premises. Landlord’s' obligation to rebuild and repair under this Section shall in any event be limited to restoring the Building and any other property covered by Tenant’s insurance to substantially the condition in which the same existed prior to the casualty, and shall be further limited to the extent of the insurance proceeds (and Tenant’s deductible) paid to Landlord for such restoration. Tenant agrees that promptly after completion of such work by Landlord, it will proceed with reasonable diligence and at its sole cost and expense to rebuild, repair and restore its trade fixtures, equipment, furniture, cabling and personal property. Landlord and Tenant shall reasonably cooperate with respect to such reconstruction as to not unreasonably interfere with the obligations of the parties hereunder. In no event shall any Rent be abated as a result of any damage or destruction to the Building/Premises.

g. A new Section 11.07 is added to the Lease as follows:

11.07 Tenant’s Termination Right

If Landlord undertakes the repair and rebuilding of the Building/Premises but fails to substantially complete the same within twenty-four (24) months following the casualty or damage, Tenant may deliver to Landlord written notice of Tenant’s intent to terminate the Lease. If Landlord fails to complete the repairs and restoration within thirty (30) days following Landlord’s receipt of Tenant’s termination notice, the Lease will terminate thirty (30) days after the expiration of such thirty (30) day period.

h. A new Section 15.06 is added to the Lease as follows:

15.06 Permitted Transfers

Notwithstanding the foregoing, Tenant may assign or transfer the Lease or sublet the Premises, without the Landlord’s prior consent: (a) to a parent, subsidiary, or other affiliate of the Tenant, (b) to the purchaser of all, or substantially all, of (i) Tenant’s assets, or (ii) the membership interests or equity interest in Tenant, (c) to the surviving entity in any merger, consolidation, or conversion involving Tenant, or (d) in connection with the sale, transfer, assignment, pledge, hypothecation or new issuance of the stock or equity interests (including a controlling interest) of the direct or indirect interest of Tenant (each a “Permitted Transfers”); provided that: (1) Tenant delivers to Landlord prior written notice along with any documentation reasonably requested by Landlord evidencing Tenant’s compliance with the terms of this Section 15.06, (2) any such Permitted Transfer is not principally for the purpose of transferring Tenant’s leasehold estate and was made for a legitimate business purpose and not primarily to circumvent the provisions of the Lease, (3) any such Permitted Transfer does not result in the dissolution or termination of Tenant, and (4) neither the tangible net worth of Tenant nor the financial wherewithal of Tenant is reduced following such Permitted Transfer, in the reasonable opinion of Landlord. No Permitted Transfer shall relieve Tenant or Guarantor of any obligation under this Lease, including Tenant’s obligation to pay Base Rent and Additional Rent hereunder.

i. As of the Effective Date, Exhibit B of the Lease is amended to provide that Base Rent is abated from June 1, 2020 until July 31, 2020.

3. Ratification. Landlord and Tenant each hereby reaffirm its rights and obligations under the Lease and all Exhibits, including, without limitation, Section 17 of Exhibit D, as modified by this Amendment. In the event of a conflict or ambiguity between the Lease and this Amendment, the terms and provisions of this Amendment shall control.

4. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Amendment. Execution copies of this Amendment may be delivered by email, and the parties hereto agree to accept and be bound by scanned signatures transmitted via email hereto, which signatures shall be considered as original signatures with the transmitted Amendment having the same binding effect as an original signature on an original Amendment.

Kingman Property Group, LLC		CJK, Inc.

By:	/s/ Bryan McLaren	By:	/s/ Delano Phillips
Name:	Bryan McLaren	Name:	Delano Phillips
Title:	Authorized Agent	Title:	Counsel/Authorized Agent
	Landlord		Tenant

	May 29, 2020		May 29, 2020